UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 18, 2016

Par Pacific Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-36550	84-1060803
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

800 Gessner Road, Suite 875 Houston, Texas	77024
(Address of principal executive offices)	(Zip Code)
(281) 899-4800
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01     Other Events
On July 18, 2016, Par Pacific Holdings, Inc. (the “Company”) issued a news release announcing that its wholly-owned subsidiary, Par Hawaii Refining, LLC, entered into a consent decree with subsidiaries of Tesoro Corporation (“Tesoro”), the United States Environmental Protection Agency, the United States Department of Justice and other state governmental authorities (the "Consent Decree").  The Consent Decree concerns alleged violations of the federal Clean Air Act by a subsidiary of Tesoro that occurred prior to the acquisition of that entity by Par in September 2013 (the "Acquisition Date").
Pursuant to the Consent Decree, Tesoro will reimburse the Company for all reasonable third party capital expenditures incurred for the Consent Decree to the extent related to acts or omissions prior to the Acquisition Date. Tesoro is also obligated to pay all applicable fines and penalties related to the Consent Decree.  Par Pacific estimates the cost of compliance with the Consent Decree to be approximately $30 million.
As previously announced, the Company is currently completing a refinery turnaround to execute routine maintenance.  As a result of the Consent Decree, the Company has expanded the turnaround to undertake additional capital improvements to reduce emissions of air pollutants, to provide for certain nitrogen oxide and sulfur dioxide emission controls and monitoring, and to install certain leak detection and repair equipment required by the Consent Decree.
The news release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01     Financial Statements and Exhibits.

(d)	Exhibits

99.1	News release dated July 18, 2016.

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SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Par Pacific Holdings, Inc.

Dated: July 21, 2016	/s/ James Matthew Vaughn
James Matthew Vaughn Senior Vice President and General Counsel

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